SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

                         (Rule 13d-102)

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

            Under the Securities Exchange Act of 1934

                       (Amendment No....)

                    ELMER'S RESTAURANTS, INC.
                        (Name of Issuer)
 .................................................................

                          COMMON STOCK
                 (Title of Class of Securities)
 .................................................................

                            289393100
                         (CUSIP Number)
 .................................................................

                         MARCH 31, 1999
     (Date of Event Which Requires Filing of this Statement)
 .................................................................

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

/ / Rule 13d-1(b)
/x/ Rule 13d-1(c)
/ / Rule 13d-1(d)

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 289393100
   ____________________________________________________________________
    (1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)
    Gary Weeks
   ____________________________________________________________________
    (2) Check the Appropriate Box if a Member of a Group (See
   Instructions)
    (a) [ ]
    (b) [ ]
   ____________________________________________________________________
    (3) SEC Use Only
   ____________________________________________________________________
    (4) Citizenship or Place of Organization
    USA

   ____________________________________________________________________
   Number of Shares (5) Sole Voting Power
   Beneficially
   ___________________104,810_________________________________________
   Owned            (6) Shared Voting Power

   by Each ___________0________________________________________________
   Reporting        (7) Sole Dispositive Power

   Person____________104,810___________________________________________
   With             (8) Shared Dispositive Power

   ___________________0________________________________________________
    (9) Aggregate Amount Beneficially Owned by Each Reporting Person

    104,810
   ____________________________________________________________________
    (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
   ____________________________________________________________________
    (11) Percent of Class Represented by Amount in Row 9

    6.6%
   ____________________________________________________________________
    (12) Type of Reporting Person (See Instructions)

    IN
   ____________________________________________________________________
    (14) Check the appropriate box to designate the rule pursuant to
   which   this Schedule is filed:
   [ ] Rule 13d-1(b)
   [x] Rule 13d-1(c)
   [ ] Rule 13d-1(d)
   ____________________________________________________________________
   ____

ITEM 1

   1(A) NAME OF ISSUER:

   Elmer's Restaurants, Inc.

   1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

   11802 SE Stark, Portland, OR 97216

ITEM 2

   2(A) NAME OF PERSON FILING:

   Gary Weeks

   2(B) ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF
   NONE, RESIDENCE:

   12966 Pinewoods Road
   Nevada City, CA  95959

   2(C) CITIZENSHIP:

   USA

   2(D) TITLE OF CLASS OF SECURITIES:

   Common Stock

   2(e) CUSIP No.:

   289393100

ITEM 3.

This statement is filed pursuant to Rule 13d-1(c)

ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  Amount Beneficially Owned:
      104,810

  Percent of class
      6.6%

  Number of shares as to which such person has:

  Sole power to vote or to direct the vote:
       104,810

  Shared power to vote or to direct the vote:
  0

  Sole power to dispose or to direct the disposition of:
  104,810

  Shared power to dispose or to direct the disposition of:
  0

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY OR CONTROL PERSON.

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated: April 9, 1999

   Signature: __/s/_Gary Weeks___
   Name/Title: Gary Weeks